Exhibit 10.3
Form of Agreement to Amend Compensation Arrangements
With Senior Executive Officer, executed by Carol K. Nelson,
Lars H. Johnson, Robert G. Disotell, LeAnne M. Harrington,
Debbie E. McLeod and Steven R. Erickson

AGREEMENT TO AMEND COMPENSATION
ARRANGEMENTS WITH SENIOR EXECUTIVE OFFICER
     THIS AGREEMENT TO AMEND COMPENSATION ARRANGEMENTS WITH SENIOR EXECUTIVE OFFICER (this “Agreement”) is entered into by and between CASCADE FINANCIAL CORPORATION and its subsidiary, CASCADE BANK (collectively, the “Company” and “Cascade”), and                                          (the “Executive”), a senior executive officer of Cascade.
RECITALS
     A. The Company is entering into a securities purchase agreement (the “Securities Purchase Agreement”), with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”), pursuant to the Emergency Economic Stabilization Act of 2008. If the Company does not participate or ceases at any time to participate in the CPP and Treasury no longer holds any equity or debt position acquired from the Company in the CPP, this Agreement shall be of no further force and effect.
     B. For the Company to participate in the CPP and as a condition to the closing of the Treasury’s investment contemplated by the Securities Purchase Agreement, the Company is required to establish specified standards for bonus and incentive compensation to its senior executive officers, including the Executive, and to make changes to its compensation agreements, plans, policies and other arrangements. To comply with these requirements, and in consideration of the benefits the Executive will receive as a result of the Company’s participation in the CPP, the Executive agrees with Cascade as follows:
AGREEMENT
     1. No Golden Parachute Payments. The Company shall not make any golden parachute payment to the Executive during any “CPP Covered Period”. A “CPP Covered Period” is any period during which (A) the Executive is a “senior executive officer” and (B) Treasury holds an equity or debt position acquired from the Company in the CPP.
     2. Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to the Executive during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate within the meaning of Section 111(b)(2)(B) of EESA. The Executive shall promptly reimburse the Company upon demand for any such payments.
     3. Compensation Program Agreements. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements, agreements and policies (including golden parachute, severance and employment agreements) with respect to the Executive (collectively, “Benefit Plans”) is hereby amended to the extent necessary to give effect to provisions 1 and 2. For reference, certain affected Benefit Plans are listed on Exhibit A to this Agreement.

     In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review or any subsequent regulations or new Benefit Plan referenced in Section 4 requires revisions to any Benefit Plan with respect to the Executive, the Executive and the Company shall negotiate such changes promptly and in good faith, in order to meet the terms of CPP.
     4. Subsequent Regulations/Plans. The Executive acknowledges and agrees that Section 4.10 of the Securities Purchase Agreement provides that the Company shall take all necessary action to insure that its Benefit Plans with respect to its senior executive officers, including the Executive, comply in all respects with Section 111(b) of EESA as implemented by any guidance or regulation thereunder that has been issued and is in effect as of the Closing Date of the Securities Purchase Agreement (the “Closing Date”), and shall not adopt any new Benefit Plan with respect to its senior executive officers that does not comply therewith.
     5. Definitions and Interpretation. This Agreement shall be interpreted as follows:
•	“Senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of EESA.

•	“Golden parachute payment” is used with same meaning as in Section 111(b)(2)(C) of EESA.

•	“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury and as published in the Federal Register on October 20, 2008.

•	The term “Company” includes Cascade Bank and any other entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). The Executive is also delivering a waiver pursuant to the Securities Purchase Agreement, and, as between the Company and the Executive, the term “employer” in that waiver will be deemed to mean the Company as used in this Agreement.

•	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).

•	Paragraphs 1, 2 and 3 of this Agreement are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this Agreement).
     6. Company Policy. The Company’s board of directors has adopted the provisions of this Agreement as a statement of policy to govern the terms and conditions of employment for the Company’s senior executive officers, including the Executive.

     7. Miscellaneous. To the extent not subject to federal law, this Agreement will be governed by and construed in accordance with the laws of the State of Washington. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.
     IN WITNESS HEREOF, the undersigned have executed and delivered this Agreement on                                         , 2008, to be effective as of the Closing Date of the Securities Purchase Agreement.

CASCADE FINANCIAL CORPORATION	EXECUTIVE

By:

Title:	Carol K. Nelson,

President and Chief Executive Officer

CASCADE BANK

Robert G. Disotell,
By:	Chief Credit Officer

Title:

Lars H. Johnson, Chief Financial Officer

Steven R. Erickson,
Real Estate Lending Executive

Debbie E. McLeod,
Executive Vice President, Retail Banking

LeAnne M. Harrington
Chief Administrative Officer

EXHIBIT A